Exhibit 107
Calculation of Filing Fee Table
Form 424(b)(3)
(Form Type)
Crescent Energy Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(r)	24,725,000 (1)	$14.00	$346,150,000 (2)	0.00015310	$ 52,995.57 (3)
	Total Offering Amounts					$ 346,150,000		$ 52,995.57
	Total Fee Offsets							$ 0.00
	Net Fee Due							$ 52,995.57
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(1)Represents 24,725,000 shares (inclusive of the 30-day option for the underwriters to purchase up to an additional 3,225,000 shares) of Class A common stock, $0.0001 par value per share, of Crescent Energy Company that will be offered for sale pursuant to the final prospectus to which this exhibit is attached.
(2)The proposed maximum aggregate offering price has been calculated based on 24,725,000 shares of Class A common stock multiplied by $14.00 per share, the public offering price.
(3)Calculated in accordance with Rule 457(r) and 456(b) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” in the registrant’s registration statement on Form S-3ASR filed with the U.S. Securities and Exchange Commission on March 6, 2024 (File No. 333-277702).
The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering.